NUTRACEA	Exhibit 10.46

STOCK OPTION ASSUMPTION AGREEMENT
(Non-Plan Options)
Dear «Name»:

As you know, on October 4, 2005, (the “Closing Date”), a wholly-owned subsidiary of NutraCea, a California corporation (“NutraCea”), merged with and into The RiceX Company (“RiceX”) (the “Merger”). In the Merger, each outstanding option for RiceX common stock was assumed by NutraCea and converted into an option to purchase NutraCea common stock. The number of NutraCea common shares subject to the converted option is equal to the product of the number of RiceX common shares formerly subject to such option multiplied by 0.76799 (rounded down to the nearest whole share). The exercise price per NutraCea common share subject to such option is equal to the exercise price provided for under the terms of such option.

On the Closing Date, you held one or more outstanding options to purchase shares of RiceX common stock granted to you other than pursuant to The RiceX Company 1997 Stock Option Plan and documented with a Stock Option Agreement (collectively, as amended by the letter agreement entered into by you and RiceX, the “Option Agreements”) that were not subject to termination pursuant to an option termination agreement (the “RiceX Non-Plan Options”). In accordance with the Merger, on the Closing Date NutraCea assumed all obligations of RiceX under the RiceX Non-Plan Options. This Agreement evidences the assumption of the RiceX Non-Plan Options, including the necessary adjustments to the RiceX Non-Plan Options required by the Merger.

The table below summarizes your RiceX Non-Plan Options immediately before and after the Merger:

RICEX NON-PLAN OPTIONS				NUTRACEA ASSUMED OPTIONS
Grant Date	Option Expiration Date	No. of Shares of RiceX Common Stock	Exercise Price per share	No. of Shares of NutraCea Common Stock	Exercise Price Per Share
<<Grant Date>>	<<Expiration Date>>	<<RiceX No.>>	$<< RiceXExPrice>>	<<NutraCea No.>>	$<< NutraCeaExPrice>>
<<Grant Date>>	<<Expiration Date>>	<< RiceX No.>>	$<< RiceXExPrice>>	<< NutraCea No.>>	$<< NutraCeaExPrice>>
<<Grant Date>>	<<Expiration Date>>	<< RiceX No.>>	$<< RiceXExPrice>>	<< NutraCea No.>>	$<< NutraCeaExPrice>>

Unless the context otherwise requires, any references in the Option Agreement (i) to the “Company” or the “Corporation” means NutraCea, (ii) to “Stock,” “Common Stock” or “Shares” means shares of the common stock, no par value, of NutraCea, (iii) to the “Board of Directors” or the “Board” means the Board of Directors of NutraCea and (iv) to the “Committee” or the “Administrator” means the Compensation Committee of the NutraCea Board of Directors. All other provisions that govern either the exercise or the termination of the assumed RiceX Non-Plan Options remain the same as set forth in your Option Agreement, and the provisions of the Option Agreement (except as expressly modified by this Agreement and the Merger) will govern and control your rights under this Agreement to purchase shares of NutraCea common stock. You understand that, without the prior written consent of NutraCea, you may not sell, pledge, hypothecate or otherwise transfer any of the shares of NutraCea Common Stock that are issuable upon exercise of your assumed RiceX Non-Plan Options until October 4, 2008.

Upon your termination of employment with NutraCea or any of its present or future subsidiaries, you will have the limited time period specified in your Option Agreement to exercise your assumed RiceX Non-Plan Option to the extent outstanding at the time, after which time your RiceX Non-Plan Options will expire and NOT be exercisable for NutraCea common stock. Nothing in this Agreement or your Option Agreement interferes in any way with your rights and NutraCea’s rights, which rights are expressly reserved, to terminate your employment at any time for any reason, except to the extent expressly provided otherwise in a written agreement executed by both you and NutraCea. Any future options, if any, you may receive from NutraCea will be governed by the terms of the applicable NutraCea stock option plan, and such terms may be different from the terms of your assumed RiceX Non-Plan Options, including, but not limited to, the time period in which you have to exercise vested options after your termination of employment.

Please sign and date this Agreement on the following page and return it promptly to NutraCea at the address below. If you have any questions regarding this Agreement or your assumed RiceX Non-Plan Options, please contact Todd C. Crow at (916) 933-3000.

NutraCea
1261 Hawk's Flight Court
El Dorado Hills, CA 95762
Attn: Todd C. Crow

NUTRACEA

Todd C. Crow
Chief Financial Officer

[ACKNOWLEDGMENT PAGE FOLLOWS]

ACKNOWLEDGMENT

The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her RiceX Non-Plan Options hereby assumed by NutraCea are as set forth in the Option Agreement and such Stock Option Assumption Agreement.

DATED:	, 2005
«Employee», OPTIONEE